Exhibit 10.73
October 1, 2024
Mary Dean Hall
[Address]

Dear Mary,
Ingevity remains committed to fostering excellence and ensuring our collective success. As we proceed with the CEO transition, your leadership is crucial to enabling us to maintain our upward trajectory.
With this in mind, it is my pleasure to share the details of your Incentive Compensation Award granted under Ingevity’s 2016 Omnibus Incentive Plan. This grant is intended to be a one-time award designed to acknowledge Ingevity’s commitment to you and your critical role in supporting the onboarding and success of Luis Fernandez-Moreno as Interim President and CEO, as well as our future permanent President and CEO.
Expect an email from E*TRADE, our plan administrator, in the near future containing specific instructions for reviewing and accepting your award. Additionally, you'll find comprehensive documents on the E*TRADE website addressing essential details about the mechanics of your Incentive Compensation Award.
Specifically, your Incentive Compensation Award granted in 2024 is a cash award equal to:
$900,000.
The Incentive Compensation Award was approved October 1, 2024 and will vest on the 18 month anniversary of the grant date, subject to earlier vesting as described in the Terms & Conditions on the E*TRADE website.
As Ingevity moves forward, this leadership transition provides an opportunity to further our long- term goals and continue to seize the benefits of our recent repositioning activity, accelerate sustainable, profitable growth and deliver long-term, mission-driven value for our shareholders, customers and employees. With your leadership and ongoing contributions, we are confident Ingevity is well positioned to achieve our mission of purifying, protecting and enhancing the world around us, today and well into the future.

Best regards,

/s/ Jean Blackwell

Jean Blackwell
Chair of the Board of Directors